Exhibit 99.2
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FISCAL 2001 THIRD QUARTER CONFERENCE CALL
May 2, 2001 - 10 a.m. Central Daylight Time


INTRODUCTION

JENNY MCCOY:
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Good morning.  I'm Jenny McCoy, manager of investor communication for Meredith
Corporation. With me are Bill Kerr, chairman and chief executive officer, Suku Radia, our chief financial officer; and Tom Ferree, our corporate controller. Also Steve Lacy, our Publishing Group president, is with us today.

This morning we will discuss our fiscal 2001 third quarter results, and then we'll respond to your questions. Before we begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 20 of our fiscal 2000 annual report.

Also, we want to let you know that our formal remarks today are being Webcast live. We welcome those who are listening to us via the Internet. Our remarks will be posted on our Web site -- Meredith.com -- shortly after the call's conclusion, and the Webcast will remain on our Web site until our year-end earnings release in August 2001.

At this time, I'll turn the program over to Bill.

BILL KERR:
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Thanks Jenny, and welcome to everyone listening this morning.  Let me first give you a few highlights from today's news release, and then I'll discuss the initiatives that will drive us through the current economic downturn and help us build for the future.

I'll begin with a review of our fiscal third quarter. Our results, at 37 cents per diluted share, met the First Call consensus estimate, and were in line with the guidance we provided during our January 31 conference call.

At that time, we said that, assuming the negative advertising environment continued, our full-year earnings could be approximately 5 to 10 percent below the previous year's earnings per share of $1.71, excluding nonrecurring items. The advertising downturn continues, and is hitting the media industry in full force, as evidenced by the rash of pre-announcements over the past few months and the trend of recent downward earnings announcements. We recognized the weakening advertising environment early and have tried to give investors appropriate guidance along the way. I'll discuss our fourth quarter and fiscal 2001 outlooks later in the call.

Before discussing the performance of our operating groups, let me make two points about our company.

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First, in response to the advertising slowdown, we've been working hard to manage our costs across the board. We reduced costs by 2 percent in our fiscal third quarter and the first nine months of our fiscal year versus the prior-year periods. We achieved these overall reductions despite higher paper prices, a January postal increase, continued interactive media and circulation spending and Broadcasting Group sales and news investments.

With regard to staffing, we're more than 200 positions below our budget, and in the third quarter we reduced our headcount by 2 percent. On April 18th we announced that we are offering a one-time, special voluntary early retirement program to approximately 170 employees, to be completed in the fiscal fourth quarter. The level of acceptance of this program will influence our next steps to some degree, but we anticipate additional selective work force reductions through attrition, realignments and job eliminations.

Second, we continue to repurchase shares. We bought back 424,000 shares in our fiscal third quarter. In the first nine months of the year, we repurchased approximately 1.1 million shares.

Now let me briefly discuss the financial results of our two groups -- Publishing and Broadcasting.

In publishing, reported revenues for our fiscal third quarter were $213.4 million versus $224.4 million in the prior-year period, and operating profit was $39.9 million versus $46.4 million a year ago. When adjusted for discontinued titles, comparable revenues were $213.4 million versus $217.5 million in the same period last year. These results include increased investment spending in Interactive Media and circulation, as discussed on previous calls. During our fiscal third quarter, Meredith Integrated Marketing and the Better Homes and Gardens Creative Collection (our crafts group) turned in the strongest performances.

Moving to Broadcasting, third quarter revenues were $58.9 million versus $62.6 million in the prior-year period. Automotive and retail advertising were weak across the group, with the overall weakness concentrated in national advertising. Our local revenues were up for the quarter.

Broadcasting operating profits in the third quarter were $3.3 million versus $8.0 million in the prior-year period, primarily reflecting advertising revenue weakness.

Earlier we mentioned our focus on cost control. While that is important in protecting our near-term profitability, we must also drive revenue growth to ensure long-term success. With that in mind, at this time I'd like to update you on several key revenue initiatives. They are:

-- Improving our Broadcasting Group performance;
-- Growing Publishing Group advertising revenue;
-- Growing Publishing Group nonadvertising revenue; and
-- Generating significant subscription orders from the Internet.

Let me discuss each one in more detail.

First, we are very focused on increasing Broadcasting Group revenues. Let me tell you how we're progressing.


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- I'll start by discussing WGCL in Atlanta.  While we typically do not reveal specific information by station, let me give you a little more detail on WGCL's performance. It was our strongest station in the third quarter, with revenue growth of 29 percent. Dilution from the acquisition was six cents, an improvement of two cents per share over the same quarter last year.

- Since we bought WGCL in 1999, we have invested heavily in news and sales improvements. The results we reported today are evidence that those investments are beginning to pay off.

- We have outperformed the Atlanta market in each quarter of this fiscal year, based on auditor-compiled exchange data for our fiscal 2001 first and second quarters, and our own estimates for our fiscal third quarter.

- As encouraged as we are about WGCL's recent revenue performance, we have more work to do, and results will fluctuate along the way. Our priority now is improving ratings through better news and purchased programming -- which will drive revenue growth.

- Turning to our Broadcasting Group as a whole, we're undertaking a number of initiatives to improve our performance. Let's start with sales.

- We recently completed sales audits at each of our stations, and each market has a specific improvement plan tailored to its needs. In addition, we have launched three groupwide initiatives that will be instrumental in improving our sales performance. Let me briefly discuss them.

1) We have further increased our focus on generating new local business, and that strategy is making an impact. We have more than 80 different sales initiatives in place, and we have created enterprise sales teams in four of our markets. These efforts have contributed to the growth in local advertising this quarter.

2) We're also raising the bar related to our sales performance. We've established tougher standards and more challenging sales targets. We have replaced nearly 40 percent of our sales managers in the past 15 months, while increasing our overall sales force by more than 20 percent.

3) To make sure our sales initiatives are effectively implemented across our group, and to develop sales talent, we have hired a new group sales manager. Bob Blacher brings nearly 30 years of broadcasting sales experience to this position, most recently as the General Sales Manager at our own KPHO-TV in Phoenix. He has a proven record of overseeing sales operations at television stations in some of the nation's biggest markets, including Chicago, Miami, and Portland. We look forward to his contributions in this expanded role as we strengthen our industry position.


- Turning to news, as we said last quarter, our expansion investments in this area are complete, and our expenses will become fully comparable in the fiscal 2002 third quarter. We now have 230 hours of locally produced news across our group each week, up over 50 percent from two years ago.

- Over the past couple of years, we have focused on launching and growing late news on our FOX stations in Orlando, Greenville, Las Vegas and Portland. In the February ratings book, among adults 25 to 54, news ratings grew

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significantly in the first three markets.  Particularly important, new news directors in Orlando and Las Vegas have refocused our products in those markets. In Portland, we just began producing our own news in October. We're pleased with the product, and we're now focused on growing its audience.

- During the February sweeps, CBS and FOX were the No. 1 and No. 2 networks nationally in audience growth among adults 25 to 54 versus last year. CBS ratings grew by 15 percent and FOX ratings were up 8 percent. Of our 12 television stations, six are FOX affiliates and five are CBS affiliates.

Our second strategic initiative relates to our Publishing Group. We are focused on growing advertising revenues, despite the current economic downturn.

Let's begin with a look at market share in the Women's Service field. Based on PIB data for the 12-month period ended with the March issue, Better Homes and Gardens led the seven-magazine field with 27 percent of all advertising revenues. Its closest competitor had 17.2 percent. Better Homes and Gardens and Ladies' Home Journal combined for more than 37 percent of all revenues in the field.

- While we continue to have the overwhelming leadership position in the field, we have seen some share reduction in our big books. This is unacceptable and we have undertaken specific initiatives to build back that share. I'll discuss them in a moment.

- Turning to other Meredith titles, Country Home and Traditional Home continued to increase share in their respective fields. Country Home's share of pages grew by nearly two points for the first nine months of fiscal 2001, while its revenue share grew by more than three points.

- For the same period, Traditional Home has seen its share increase by nearly a full point in both ad pages and revenues.

- To further the growth of these titles, we have decided to increase the frequency of Country Home and Traditional Home. Country Home will be published nine times a year in calendar 2002 and 10 times a year in 2003, up from the current eight times a year. Traditional Home will be published eight times in calendar 2002, up from six times this year.

- As I mentioned, we have several initiatives underway to improve market share and revenue:

1) We believe that the ideal time to enhance our visibility in the marketplace is during a period of slower advertising, when others are pulling back. Therefore, we are launching a trade advertising campaign later this month, along with a program to step up the pace of customer contacts. This campaign will reiterate our position as the preeminent home and family publisher. You will see the first ad run in the major publishing trade magazines on May 14.

2) We have added special sales incentives for all ad sellers. In addition, we created a program for Better Homes and Gardens and Ladies' Home Journal sales staffs related to increasing market share.

3) We have reorganized our Detroit office to place more emphasis on this important market, primarily comprised of automotive advertisers. Previously

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   this operation employed several advertising rep firms, along with the
   Meredith sales staff. As a result of this reorganization, we are increasing the staff and bringing all sales in-house for improved control and focus on revenue growth.

- During the third quarter, we announced the reorganization of our group sales function to form Meredith Corporate Solutions, and we put one of our top sales executives in charge of this business. Meredith Corporate Solutions uses the full range of Meredith's assets to provide clients with comprehensive advertising and marketing programs -- with a heavy emphasis on selling advertising across our magazine group.

- A recent program with DuPont Stainmaster Carpets illustrates the value of Meredith Corporate Solutions. We are using our 60-million-name database to identify prospects for a targeted direct-mail program. In addition, we will distribute a customized DuPont Stainmaster brochure to individuals who order home plans through our publications. Finally, DuPont will significantly expand its Meredith advertising schedule. As a result of this program, DuPont Stainmaster will have doubled its spending with Meredith, giving us the greatest share of its magazine advertising dollars (we were third last year).

Our third strategic initiative is to continue growing our significant sources of nonadvertising revenues, with special emphasis on circulation contribution and Integrated Marketing.

- Comparable nonadvertising revenues were up in the mid-single digit range for the third quarter, when compared to the prior-year period. For the first nine months of fiscal 2001, 55 percent of our Publishing revenues came from nonadvertising sources.

- Comparable circulation contribution for our magazines was up in the mid-single digits for the third quarter and the first nine months.

- We continue to deliver strong newsstand performance. While the magazine industry is experiencing weak newsstand revenues, our comparable revenues increased in the low-double digits for the third quarter and the mid-single digits for the first nine months of the fiscal year. At the same time, we've been able to increase our efficiency and decrease our magazine production. In the past we've discussed the fact that we added more than 40,000 additional check-out pockets at The Home Depot Stores. That strategy has paid off, as Meredith magazine sales at The Home Depot stores have increased nearly 70 percent since the pockets were added last October.

- During the third quarter, we saw continued growth in our Integrated Marketing operations, with revenues up over 40 percent and profits up more. We've been able to expand many of our current relationships and we continue to add new clients.

- New relationships contributing the most to the third quarter and year-to-date results included Eastman Kodak and United Healthcare.

- Our relationship with The Home Depot has grown at a compound annual growth rate of over 80 percent since 1997, and third-quarter revenues from this relationship grew significantly versus the prior-year period.



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- During the quarter we launched a new book for The Home Depot, called WIRING
1-2-3. This is part of a "1-2-3" series that began with HOME IMPROVEMENT 1-2-3 in 1995. We've sold more than 3.5 million books in the series to date, and we're optimistic about the growth potential of this new group of titles. Since WIRING 1-2-3 went on sale in January 2001, its sales have been very encouraging.

With that look at nonadvertising revenue sources, let's continue our discussion of our strategic initiatives. The fourth one relates to our goal of generating
1.5 million magazine subscriptions from the Internet over the next three years. We have put a high priority on moving subscription orders online because of the tremendous potential for reducing subscription acquisition costs, and we're pleased with our progress to date.

- In the third quarter, our online magazine subscription orders grew more than 130 percent when compared to the prior-year period. We're on track to meet our goal of generating 1.5 million magazine subscriptions from the Internet by the end of fiscal 2003, including approximately 250,000 online subscriptions this fiscal year.

- A strong Internet presence is critical in achieving our online subscription goals. Last quarter we told you about our new agreements with The Microsoft Network and America Online. Both relationships are up and running. With regard to The Miscrosoft Network, you can see our content and online subscription offers by visiting www.homeadvisor.com. Turning to America Online, we have more anchor tenant positions on AOL, and our brands are now featured on CompuServe and Netscape as well. AOL has begun showcasing our content on welcome screen promotions, driving additional traffic to our sites.

- Page views for all Meredith sites grew 68 percent and unique visitors grew 166 percent for the fiscal 2001 third quarter versus the same period last year. The number of registrations on Meredith sites also continues to grow. At the end of the third quarter, they totaled 1.3 million. These registrations are critical in our efforts to obtain subscriptions online because they drive traffic to our sites and enable us to better target e-mails to potential subscribers.

After that overview of how we are developing our businesses, we'd like to give you a quick look ahead to our fourth fiscal quarter.

Clearly the advertising downturn is continuing, and it is impacting our business.

In publishing, our fourth quarter comparable advertising pages and revenues are down in the mid-single digits. Not all fourth quarter issues are closed, so these results could change slightly.

In broadcasting, our fourth quarter pacings are down in the low double digits. Remember that pacings are a snapshot in time and change frequently.

Looking at our fiscal 2001, we said in our last conference call that we think fiscal 2001 results could be 5 to 10 percent below last year's EPS of $1.71 before nonrecurring items. Based on what we know today, we still believe that our earnings per share before nonrecurring items will end the year within that range. At this time, any one-time nonrecurring charges related to our previously announced voluntary retirement program -- and any subsequent additional employee severances -- are difficult to quantify.
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As Matthew Rose indicated in a Monday Wall Street Journal article, advertisers are making increasingly short-term decisions about where to spend their shrinking budgets. Sometimes they are even buying on a month-to-month basis. Given that environment, the outlook for fiscal 2002 is particularly unclear.
No one has a complete understanding of how deep this advertising downturn will be or how long it will last. As you think about our fiscal 2002 performance, we hope you recognize several factors that will impact our results:

-- First, advertising trends are down in our fiscal fourth quarter;
-- At this point we have not seen data that would suggest an immediate recovery beyond that; and
-- In fiscal 2001 we booked $14 million in net political advertising that will be absent in fiscal 2002.

Because of these factors, we're being cautious as we develop expectations about our 2002 performance. We'll provide more information related to our outlook during our fourth quarter conference call in August.

I want to assure you we are working hard to increase revenues and reduce costs in the face of this advertising slowdown. As I described earlier, we're employing creative selling approaches through Meredith Integrated Marketing and Meredith Corporate solutions, and we're growing our circulation margin. In broadcasting, we're improving our sales practices, we're carefully managing costs, and we're encouraged by the performance of WGCL in Atlanta.

Now we will address your questions.

Thanks for listening today. We're hard at work implementing our strategies to withstand the current downturn in advertising and to build long-term shareholder value.



























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